EXHIBIT 8.1

                           WEIL, GOTSHAL & MANGES LLP
                         A LIMITED LIABILITY PARTNERSHIP
                       INCLUDING PROFESSIONAL CORPORATIONS
                                767 FIFTH AVENUE
                               NEW YORK, NY 10153
                                  212-310-8000
                               (FAX) 212-310-8007


                                 April 10, 2002


Leucadia National Corporation
315 Park Avenue South
New York, NY  10010

         Re:  Leucadia National Corporation - Redomestication
              -----------------------------------------------

Ladies and Gentlemen:

         We have acted as special U.S. federal income tax counsel to Leucadia National Corporation ("Leucadia-NY") in connection with the determination of the material U.S. federal income tax consequences of the reorganization of Leucadia-NY as an Arizona corporation ("Leucadia-Arizona") and the continuance of Leucadia-Arizona to Bermuda (the "Redomestication") as a Bermuda company, as more completely described in the Registration Statement on Form S-4 prepared by Leucadia and filed on April 10, 2002 (the "Registration Statement"). In so acting, we have examined the Registration Statement and such other documents and records as we deemed necessary and relevant for rendering our opinion as to the material U.S. federal income tax consequences of the Redomestication. On the basis of the foregoing, and assuming that all relevant documents have been, or will be, validly authorized, executed, delivered and performed by all of the relevant parties, we are of the opinion that the statements contained in the Registration Statement under the caption "Material Tax Considerations - United States Federal Income Tax Consequences," insofar as such statements purport to summarize the U.S. federal income tax laws referred to therein, fairly summarize such provisions in all material respects.

         The foregoing opinion is based on current provisions of the Internal Revenue Code of 1986, as amended, the Treasury regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law. Any rules set forth in any of the foregoing authorities may be changed at any time with retroactive effect. Further you should be aware that opinions of counsel are not binding on the Internal Revenue Service or the courts. We express no opinion either as to any matters not specifically covered by the foregoing opinions or other than as to the federal income tax laws of the United States. Additionally, we undertake no obligation to update this opinion in the event there is either a change in the legal authorities, in the facts, or in the documents on which this opinion is based, or an inaccuracy in any of the representations or warranties upon which we have relied in rendering this opinion.


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         We hereby consent to the filing of this opinion as a exhibit to the
Registration Statement and to the use of our name under the sections "Material Tax Considerations - United States Federal Income Tax Consequences" and "Legal Matters" in the Registration Statement. This opinion may be incorporated by reference into any registration statement of Leucadia-Arizona relating to the registration of additional common shares pursuant to Rule 462(b) under the Securities Act of 1933, as amended.



                                              Very truly yours,

                                              /s/ Weil, Gotshal & Manges LLP














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